Exhibit 10.18

TN-K ENERGY GROUP INC.
649 Sparta Highway, Suite 102
Crossville, TN  38555

March 31, 2011

Mr. Dan Page
Post Office Box 574
Crossville, TN  38555

Re:           TN-K Energy Group Inc. (the “Company”)

Dear Mr. Page:

This letter will set forth the terms and conditions under which you have agreed to provide consulting services to the Company concerning matters upon which we may consult with you, including, but not limited to:

•	providing advice to the Company on matters related to the Company’s current and future drilling operations and overseeing certain of the Company’s drilling operations,
•	advising the Company on potential lease acquisitions and assisting the Company in negotiations to expand its lease holdings,
•
assisting with the strategic analysis of the Company’s business objectives and assisting in the implementation of a strategic plan for the Company, with a view towards enabling the Company to achieve its financial goals;

•	providing in-depth consultations to the Company’s management and Board of Directors to determine the amount and structure of the capital sought by the Company;
•	assisting the Company with investor relations services, and
•	providing such additional general business advisory services as the Company may request from time to time

(collectively, the “Consulting Services”).  This letter agreement is an extension of the letter agreement between the Company and you dated March 24, 2010.

1.           You will provide the Consulting Services to the Company from time to time as requested by us.  You are not required to devote any minimum amount of time to the Company in the course of rendering the Consulting Services to us.

2.           The arrangement will remain in effect until terminated by either party upon written notice to the other party.

3.           As full and complete compensation for the Consulting Services, we will pay you an annual fee of $32,000, payable monthly in arrears.  In the event this agreement is terminated by either party prior to its expiration, the Company will only be obligated to pay you this compensation through the date of termination.

4.           We will pay your actual expenses incurred by you on the Company’s behalf in the course of rendering the Consulting Services to us, up to a maximum of $1,000 per month.  You must provide adequate documentation to us related to all such expenses incurred on our behalf pursuant to this section.

To acknowledge your agreement to the foregoing terms and conditions, please execute this letter agreement in the space provided below and return a copy to the undersigned.

Sincerely, Ken Page President

The foregoing is acknowledged and agreed to
this ____ day of March, 2011.

_______________________________________
Dan Page